Exhibit 99.01

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

August 2, 2013

Citigroup Inc.
New York, New York

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Citigroup Inc. (the Company) for the three and six months ended June 30, 2013, and have read the Company’s statements contained in notes 1 and 8 to the consolidated financial statements included therein. As stated in notes 1 and 8, the Company changed its method of accounting for its most significant pension and postretirement benefit plans to reflect a quarterly financial updating process and states that the newly adopted accounting principle is preferable in the circumstances as a quarterly measurement provides a more timely measurement of the funded status and periodic plan expense for the Company’s significant pension and postretirement benefit plans. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2012, nor have we audited the information set forth in the aforementioned notes 1 and 8 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.